PROSPECTUS SUPPLEMENT NO. 10 (to Prospectus dated September 15, 2021)	Filed pursuant to Rule 424(b)(3) Registration No: 333-259281

Momentus Inc.

Up to 41,654,148 Shares of Class A Common Stock
Up to 19,897,500 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
and Up to 1,018,281 Shares of Class A Common Stock Issuable Upon Exercise of Options
and Up to 634,708 Shares of Class A Common Stock Issued Upon Exercise of Options
and Up to 272,500 Warrants to Purchase Shares of Class A Common Stock

This prospectus supplement supplements the prospectus dated September 15, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-259281). This prospectus supplement is being filed to update the prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on May 3, 2022 (the “Current Report”). The text of Item 8.01 of our Current Report on Form 8-K is attached to and a part of this prospectus supplement.
The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to (A) 54,579,637 shares of our Class A common stock, par value $0.00001 per share (“Class A Stock”), which consists of (i) 495,000 shares of Class A Stock (the “Founder Shares”) originally issued in a private placement to SRC-NI Holdings, LLC (the “Sponsor”) in connection with the initial public offering (the “IPO”) of Stable Road Acquisition Corp. (“SRAC”) and subsequently distributed to certain equityholders of the Sponsor, (ii) 50,000 shares of Class A Stock (the “Underwriter Shares”) originally issued in a private placement to and Cantor Fitzgerald & Co. (“Cantor”) in connection with the IPO, (iii) 50,000 shares of Class A Stock (the “Finder Shares”) issued pursuant to a finder’s agreement dated June 28, 2020, (iv) 4,062,500 shares of Class A Stock originally issued to the Sponsor and SRAC PIPE Partners LLC in connection with the IPO, (v) 25,996,648 shares of Class A Stock issued pursuant to the Merger Agreement (as defined in the Prospectus), (vi) 11,000,000 shares of Common Stock issued to certain investors pursuant to subscription agreements dated July 15, 2021 (the “PIPE Shares”), (vii) 11,272,500 shares of Class A Stock issuable upon the exercise of 11,272,500 warrants originally issued in a private placement to the Sponsor and Cantor in connection with the IPO (the “Sponsor and Underwriter Private Warrants”) or in a private placement in connection with the Business Combination (as defined in the Prospectus) (the “PIPE Private Warrants”), in each case at an exercise price of $11.50 per share of Class A Stock (collectively, the “Private Warrants”), (viii) up to 1,018,281 shares of Class A Stock issuable upon the exercise of certain Rollover Options (as defined in the Prospectus), and (ix) 634,708 shares of Class A Stock issued upon the exercise of certain Rollover Options and (B) up to 272,500 Private Warrants.
In addition, the Prospectus relates to the offer and sale of up to 8,625,000 shares of Class A Stock that are issuable by us upon the exercise of 8,625,000 warrants originally issued in connection with the IPO at an exercise price of $11.50 per share of Class A Stock (the “Public Warrants” and, together with the Private Warrants, the “Warrants”).

Our Class A Stock and Public Warrants are listed on the Nasdaq Global Select Market under the symbols “MNTS” and “MNTSW,” respectively. On January 6, 2022, the last reported sales price of our Class A Stock was $3.71 per share and the last reported sales price of our Public Warrants was $0.519 per warrant.
This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.
This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated September 15, 2021 with respect to the securities described above, including any amendments or supplements thereto.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.
Investing in our Class A Stock is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 8 of the Prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus supplement is May 3, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
May 3, 2022
Date of Report (date of earliest event reported)
Momentus Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39128	84-1905538
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3901 N. First Street San Jose, California		95134
(Address of Principal Executive Offices)		(Zip Code)
(650) 564-7820
Registrant's telephone number, including area code
Stable Road Acquisition Corp.

1345 Abbot Kinney Blvd. Venice, California
2020	90291
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	MNTS	The Nasdaq Capital Market LLC
Warrants	MNTSW	The Nasdaq Capital Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01    Regulation FD Disclosure.
On May 3, 2022, Momentus Inc. (the “Company”) issued a press release announcing announced that Charles Chase, Nick Zello, and Gary Bartmann have joined the Company as Vice President of Engineering, Vice President of Operations, and Vice President of Supply Chain, respectively. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.
This information and the information contained in Exhibit 99.1 is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in any such filing, regardless of any general incorporation language in the filing.
The Company does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statement is based.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
99.1	Press Release, dated May 3, 2022, issued by Momentus Inc.
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

		By:	/s/Jikun Kim
		Name:	Jikun Kim
Dated:	May 3, 2022	Title:	Chief Financial Officer

        Exhibit 99.1

Aerospace Leaders Join Momentus Team
Former Skunk Works® Veteran, Maxar Executive and Lockheed Martin Supply Chain Expert to lead key functions
SAN JOSE, Calif.-- (BUSINESS WIRE) – May 3, 2022-- Momentus Inc. (NASDAQ: MNTS) ("Momentus" or the "Company"), a U.S. commercial space company that plans to offer transportation and other in-space infrastructure services, today announced that Charles Chase, Nick Zello, and Gary Bartmann have joined the Company as Vice President of Engineering, Vice President of Operations, and Vice President of Supply Chain, respectively.
Chase, Zello, and Bartmann bring deep aerospace experience focusing on innovation, technology development, manufacturing, organization building, profitability, and strategy development and execution.
"Success in space starts with our team on the ground, and Charles, Nick and Gary are model leaders who regularly demonstrate it's not just the work you achieve, but how you achieve it," said Momentus Chief Executive Officer John Rood. "Their backgrounds and experience are inimitable, and they bring an unrelenting focus on innovation, problem solving, and crisp execution to their roles. As Momentus gears up for its first flight and looks to transition from development to production, we will have top-tier talent leading the charge into the future."
Chase was the founder and leader of Revolutionary Technology Programs, the organization at the technological front end of the storied Lockheed Martin Skunk Works. He led the conception, development, and market transition of transformative aerospace technologies in that position. Notably, Chase is an expert in plasma systems and led the development of aerodynamic materials, fluid dynamic control systems, novel control effectors, and cutting-edge vehicle designs. Plasma systems technology is at the heart of the Microwave Electrothermal Thruster using water as a propellant that Momentus is developing.
Zello has product development and manufacturing expertise that spans the automotive, aerospace, internet/I.T., and construction industries. Zello previously worked at Maxar Technologies, where he served as Vice President of Smallsat Operations and Delivery, Vice President of Production Control and Supply Chain, and Executive Director of New Product Development at their Space Infrastructure division. He also was General Manager at MDA US Systems LLC, a developer and supplier of commercial and civil robotics, and held leadership roles at General Motors.

Bartmann brings deep expertise in supply chain management from his executive experience at United Launch Alliance (ULA) and Lockheed Martin. As Director and Vice President of Supply Chain at ULA and Lockheed Martin Space/Headquarters, he led teams responsible for strategy development, execution, and supply chain solutions that delivered bottom-line savings and process improvements. His experience in supply chain management, execution, and strategy development are highly valued skills at a time of global supply challenges.
About Momentus
Momentus is a U.S. commercial space company that plans to offer in-space infrastructure services, including in-space transportation, hosted payloads and in-orbit services. Momentus believes it can make new ways of operating in space possible with its planned in-space transfer and service vehicles that will be powered by an innovative water plasma-based propulsion system that is under development. The Company anticipates flying its first Vigoride vehicle to Low Earth Orbit on a third-party launch provider as early as May 2022, subject to receipt of appropriate government licenses, for which there is no assurance such licenses and approvals will be received, if at all.
Forward-Looking Statements
This press release contains certain statements which may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding Momentus or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Momentus’ control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to risks and uncertainties included under the “Risk Factors” in the Proxy Statement/Prospectus filed by the Company on July 23, 2021, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission (the "SEC"), accessible on the SEC’s website at www.sec.gov and the Investor Relations section of our website at investors.momentus.space. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.
Investors
Darryl Genovesi at investors@momentus.space
Media
Jessica Pieczonka at press@momentus.space